EMPLOYMENT AGREEMENT

                 THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 25th day of January, 2000, and sets forth the terms and conditions of employment between James C. Lawrence (“Executive”) and MERCHANTS NEW YORK BANCORP, a Delaware corporation (“Bancorp”; collectively with its subsidiary The Merchants Bank of New York (“Bank” referred to in this Agreement as “Employer”), for whom Executive shall render services hereunder.

                 WHEREAS, Employer desires to employ Executive on the terms and conditions set faith in this Agreement, and Executive is willing to render services to Employer and to commit to the performance of certain obligations, all on the terms and conditions set forth herein;

                 NOW, THEREFORE, the parties agree as follows:

        1.        Capacity; Salary; Benefits.

                 1.1.        Term of Employment. Employer hereby employs Executive, and Executive accepts such employment, on the terms and conditions herein, for the period beginning on the date of the parties’ execution of this Agreement and ending on March 1, 2008 (such period, or lesser portion thereof in the event of earlier termination pursuant to paragraph 1.7, being called the “Employment Period”). Thereafter, the continuation of Executive’s employment with Employer shall be at the will of Employer and Executive on terms and conditions agreed to by Employer and Executive, and there shall be no obligation on the part of Employer or Executive to continue such employment

                 1.2.       Position aid Responsibilities. During the Employment Period, Executive shall save as President and Chief Executive Officer of Bancorp and Bank, subject to the provisions of this Agreement and Employer’s general policies and practices governing employment in force from time to time. Executive will report to Mr. Spencer B. Witty or such other person as is serving as the Chairman of Bancorp’s Board of Directors. Executive’s duties in that capacity shall be those set forth in Bancorp’s and Bank’s By-laws. Executive agrees to perform such other duties as are normally incident to Executive’s position as provided in Bancorp By-laws or policy manuals, and such other functions as may be assigned to Executive by Employer, which other functions shall be consistent with Executive’s position. During the Employment Period, Executive shall devote substantial time, and his best effort and advice, to the business and affairs of Employer.

                 1.3.       Board Membership. Executive will serve as a member of Bancorp’s and Bank’s Boards of Directors during the Employment Period.

                 1.4.       Salary and Benefits. Executive shall be compensated at the same level in effect on the date of’ execution of this Agreement; provided that the Board of Directors] of Bancorp will review Executive’s compensation at annual intervals and may in its sole discretion determine to grant Executive one or more increases in compensation. All payments to Executive under this Agreement are subject to applicable withholding for federal, state, social security and similar taxes. Executive will be entitled to vacations (at such time as shall not interfere with Employer’s business needs), sick ‘Leaves and leaves of absence in accordance with Employers general policies and practices governing the saint in force from time to tine, and will be eligible to participate S such plaits for the benefit of’ officers or employees generally that Employer now has or institutes in the figure during the Employment Period.

                 1.5.       Consideration. Executive acknowledges the consideration for this Agreement consists of Executive’s becoming employed by Employer wider the terms of, with the responsibilities and benefits provided in, this Agreement.

                 1.6.        Succession. Executive acknowledges that, under resolutions adopted by the unanimous vote of Employer’s Board of Directors, the election of successors to key executive offices of Employer is accomplished by the Succession Committee of the Board. Executive agrees to support all decisions of the Succession Committee in respect of such matters, and to work at all ties in cooperation with all successors elected by the Succession Committee to advance the best interests of Employer.

                 1.7.       Early Termination of Employment Period. The Employment Period may be terminated (s)by Employer, for cause as defined in paragraph Ii, without notice except as required in that paragraph (b) by the Executive’s death, without action by Employer (c) for incapacity, immediately upon written notice from Employer, if an independent physician selected by Employer shall have determined that Executive has been unable due to illness, disability or incapacity, to perform substantially all of the services required hereunder for a continuous period of 60 days, or for a period aggregating 180 days in any 12 month period.

                 1.8.       Definition of Termination for Cause. Termination by Employer for “cause” shall mean termination (1) by action of the Chairman of Employer’s Board of Directors or its Chief Executive Officer (if other than Executive), or (ii) by election of a successor to Executive by the Baird of Directors or the Succession Committee, in either can by reason of(a) Executive’s material breach of this Agreement or material failure to perform his obligations under this Agreement (not as a consequence of any illness, accident or other disability), (b) Executive’s unjustified continued, willful failure to carry out any reasonable lawful order of Employer (using the same criteria as would be applied to other executives o(like level of Employer), (c) diverting or usurping a corporate opportunity of Employer, (d) Executive’s actions which are disloyal or inimical to Employer, (e) gross negligence or recklessness by Executive in the performance of his duties hereunder (using the same criteria as would be applied to other executives of like level of Employer), (1) other serious willful misconduct by Executive which causes material injury to Employer or its reputation (using the same criteria as would be applied to other executives of like level of Employer), including but not limited to willful or gross misconduct toward any of Employer’s employees, agents, clients or customers. in either case causing material harm to Employer, and (g) the commission by Executive of a felony or a crime involving moral turpitude.

        2.        Miscellaneous.

                 2.1.       Integration; Assignment. This Agreement expresses the entire agreement between Executive and Employer with respect to its subject matter. This Agreement shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of Bancorp by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, provided, however, that except as to any such successor or assignee of Bancorp, neither this Agreement nor any rights or benefits hereunder may be assigned by Bancorp or by Executive.

                 2.2.       Notices. All notices, elections and other communications given or made pursuant to this Agreement shall be in writing and shall be delivered personally, sent by commercial courier or registered mail (postage prepaid, return receipt requested) or transmitted by facsimile with confirming copy transmitted by first class prepaid mail, to the parties at the following addresses and numbers or such other addresses or numbers as a party shall designate by notice in writing to the others in accordance herewith, and shall be deemed to be given or made when so delivered personally or by commercial courier or when transmitted and received by facsimile, or if mailed, five business days after the date of mailing; except that notice of a change of address shall be deemed given only when actually received by the other party:

To Executive at:	To Company at:
James G. Lawrence	Merchants New York Bancorp
c/o Merchants New York Bancorp	275 Madison Avenue
295 Fifth Avenue	New York, New York 10016
New York, New York 10016	Tel.; (212) 973-6000
Tel.: (212) 973-4261	Fax,: (212) 973-6663
Fax.: (212) 213-4870
Att.: Chairman of the Board of Directors

                 2.3.       Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws (as opposed to the conflict of law provisions) of the Stare of New York.

                 2.4.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibitions or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 2.5.       Interpretation. To effect the intent of the Agreement, where appropriate the singular shall be read as the plural and the conjunctive as the disjunctive, end in either case, vice versa.

                 2.6.        Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                 2.7.       Modification, Amendment, Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by the parties. The failure at any time to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision and shall not affect the right of either patty thereafter to enforce each and every provision hereof in accordance with ii terms.

                 2.8.        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the patties hereto to express their mutual intent and no rule of strict construction shall be applied against any person.

                 IN WITNESS WHEREOF, this Key Employment Agreement has been duly executed and delivered by or on behalf of the parties hereto as of the first darn above written.

MERCHANTS NEW YORK BANCORP By: /s/ Spencer B. Witty —————————————— Name: SPENCER B. WITTY Title: Chairman of the Board	EXECUTIVE By: /s/ James G. Lawrence —————————————— Name: James G. Lawrence

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